                                                                 EXHIBIT (a)(1)
                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Share Purchase Rights)
                                      of
                          QUEST EDUCATION CORPORATION
                                      at
                             $18.35 NET PER SHARE
                                      by
                           ODYSSEY ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                                 KAPLAN, INC.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON WEDNESDAY, JULY 26, 2000, UNLESS THE OFFER IS EXTENDED.


  The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement"), among Kaplan, Inc. ("Parent"), Odyssey Acquisition Corp. ("Purchaser") and Quest Education Corporation (the "Company"). The Offer is conditioned upon, among other things:

  . there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares (as defined herein) that shall constitute 51% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants, or rights) (the "Minimum Condition"); and

  . any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated prior to the expiration of the Offer (the "HSR Condition"). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Sections 1 and 14, which set forth in full the conditions to the Offer.

  The Board of Directors of the Company has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger (each as defined herein), are advisable and fair to, and in the best interests of, the Company and the holders of Shares, has approved and adopted the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

  The Purchaser has entered into a Tender and Option Agreement with certain executives of the Company pursuant to which such executives have granted the Purchaser an option to acquire at $18.35 per share, and in the event such option is not exercised, agreed to tender and sell in the Offer 499,863 Shares, or approximately 5.3% of the outstanding Shares on a fully-diluted basis, beneficially owned by such executives (together with the options to purchase 699,835 Shares subject to the Tender and Option Agreement, approximately 12.8% of the outstanding Shares on a fully-diluted basis). The Purchaser has also entered into a Tender and Voting Agreement with certain directors and other stockholders of the Company pursuant to which such stockholders have agreed to tender and sell in the Offer 995,155 Shares, or approximately 10.6% of the outstanding Shares on a fully-diluted basis, beneficially owned by such stockholders (together with the options to purchase 130,000 Shares subject to the Tender and Voting Agreement, approximately 12.0% of the outstanding Shares on a fully-diluted basis). Between the two agreements, these stockholders have agreed to tender and sell in the Offer 24.8% of the outstanding Shares on a fully-diluted basis. See Section 10.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either:

  . complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

  . request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder.

Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent.

                     The Dealer Manager for the Offer is:
                            [ALLEN & COMPANY LOGO]
June 28, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           -----
 Summary Term Sheet.......................................................     i

 Introduction.............................................................     1

  1. Terms of the Offer; Expiration Date.................................      3

  2. Acceptance for Payment and Payment for Shares.......................      5

  3. Procedures for Accepting the Offer and Tendering Shares.............      6

  4. Withdrawal Rights...................................................      8

  5. Certain Federal Income Tax Consequences.............................      9

  6. Price Range of Shares; Dividends....................................     10

  7. Certain Information Concerning the Company..........................     10

  8. Certain Information Concerning Purchaser and Parent.................     12

  9. Financing of the Offer and the Merger...............................     13

 10. Background of the Offer; Contacts with the Company; Merger
      Agreement; Other Agreements........................................     13

 11. Purpose of the Offer; Plans for the Company after the Offer and the
      Merger.............................................................     28

 12. Dividends and Distributions.........................................     30

 13. Possible Effects of the Offer on the Market for Shares, Nasdaq
      Listing, Margin Regulations and Exchange Act Registration..........     31

 14. Certain Conditions of the Offer.....................................     32

 15. Certain Legal Matters and Regulatory Approvals......................     33

 16. Fees and Expenses...................................................     37

 17. Miscellaneous.......................................................     37

 Schedules

    Schedule I--Directors and Executive Officers of Parent and Purchaser.. S-I-1

                               SUMMARY TERM SHEET

  This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To understand better our offer to you and for a complete description of the terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers on the back cover of this offer to purchase.

Who Is Offering To Buy My Securities?

  . We are Odyssey Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Kaplan, Inc. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer.

  . Kaplan, a wholly owned subsidiary of The Washington Post Company, is one of the nation's premier providers of educational and career services for individuals, schools and businesses. Kaplan has helped transform the for-profit education industry, setting professional standards in an era of educational innovation and broadening the global reach of educational service companies through technological advancement. The common stock of The Washington Post Company is traded on the New York Stock Exchange under the symbol "WPO."

What Are The Classes And Amounts Of Securities Sought In This Offer?

  . We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of Quest Education Corporation, as well as the rights that are associated with the common stock. See the "Introduction" and Section 1.

How Much Are You Offering To Pay And What Is The Form Of Payment?

  . We are offering to pay $18.35 per share, net to each seller, in cash and without interest. See the "Introduction" and Section 1.

  . If you tender your shares in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares. See the "Introduction."

What Are The Most Significant Conditions Of The Offer?

  . We are not obligated to purchase any shares unless at least 51% of the outstanding shares on a fully-diluted basis are validly tendered and not withdrawn prior to the expiration of the offer. See Sections 1 and 14.

  . We are not obligated to purchase any shares unless and until the applicable waiting period under the HSR Act has expired or been terminated. See Section 15.

These and other conditions to our obligation to purchase shares tendered in the offer are described in greater detail in Sections 1 and 14.

Do You Have Financial Resources To Make Payment?

  . Kaplan or The Washington Post Company will provide us with the funds necessary to purchase the shares in the offer. See Section 9.

Is Your Financial Condition Relevant To My Decision To Tender In The Offer?

  . Because the form of payment consists solely of cash and all of the funding will be provided from Kaplan or The Washington Post Company, and also because of the lack of any relevant historical information concerning Odyssey Acquisition Corp., we do not think our financial condition is relevant to your decision to tender in the offer.

How Long Do I Have To Decide Whether To Tender In The Offer?

  . You will have at least until 12:00 midnight, New York City time, on Wednesday, July 26, 2000, to tender your shares of Quest common stock in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

Can The Offer Be Extended, And Under What Circumstances?

  . We expressly reserve the right, in our sole discretion, but subject to the terms of the Merger Agreement between us, Kaplan and Quest and applicable law, to extend the period of time during which the offer remains open. We have agreed in the Merger Agreement that we may extend the offer if certain conditions to the offer have not been satisfied. In addition, we have agreed that we may extend the offer until August 1, 2000 to facilitate regulatory approval by the U.S. Department of Education. See Section 1.

How Will I Be Notified If The Offer Is Extended?

  . If we decide to extend the offer, we will inform First Chicago Trust Company of New York, a division of EquiServe, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire. See Section 1.

How Do I Tender My Shares?

  To tender your shares in the offer, you must:

  . complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to First Chicago, the Depositary;

  . tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

  . if your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to First Chicago prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

Until What Time Can I Withdraw Previously Tendered Shares?

  . You may withdraw previously tendered shares any time prior to the time that we have accepted the shares pursuant to the offer. See Section 4.

How Do I Withdraw Previously Tendered Shares?

  . To withdraw previously tendered shares, you must deliver a written or manually signed facsimile notice of withdrawal with the required information to First Chicago while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

What Does Quest's Board Of Directors Think Of The Offer?

  . The Board of Directors of Quest has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the offer and the merger, are fair to, and in the best interests of, the holders of shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and has recommended that the holders of shares accept the offer and tender shares pursuant to the offer.

Will Quest Continue As A Public Company?

  . No. If the merger occurs, Quest will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the Nasdaq National Market System or any other securities market, there may not be a public trading market for the shares and Quest may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 13.

Have Any Stockholders Agreed To Tender Their Shares?

  . Yes. Certain stockholders of Quest, who own shares representing approximately 16.0% of the outstanding common stock of Quest on a fully-diluted basis (together with options subject to an agreement with such stockholders, approximately 24.8% after taking into consideration unexercised options and warrants), have agreed to tender their shares in the offer. Certain of these stockholders have also granted the Purchaser an option to purchase 1,199,698 shares on a fully-diluted basis at $18.35 per share. See Section 10.

Will The Tender Offer Be Followed By A Merger If All The Shares Are Not
Tendered?

  . If we accept for payment and pay for at least 51% of the outstanding shares on a fully diluted basis, we intend to merge with and into Quest. If the merger occurs, Quest will become a wholly owned subsidiary of Kaplan, and each share that remains outstanding (other than any shares held in the treasury of Quest, or owned by Kaplan, Odyssey Acquisition Corp. or any of their subsidiaries, and any shares held by stockholders seeking appraisal for their shares) will be canceled and converted automatically into the right to receive $18.35 per share in cash (or any greater amount per share paid pursuant to the offer).

If I Decide Not To Tender, How Will The Offer Affect My Shares?

  . If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as you would if you had tendered your shares in the offer.

  . If you decide not to tender your shares in the offer and the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through Nasdaq National Market or any other securities market, there may not be a public trading market for the shares and Quest may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 13.

What Is The Market Value Of My Shares As Of A Recent Date?

  . On June 26, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the Nasdaq National Market was $9.75 per share. See Section 7.

With Whom May I Talk If I Have Questions About The Offer?

  . You can call Corporate Investor Communications, the Information Agent, at (201) 896-1900 (for inquiries from broker dealers, banks, trust companies) or (888) 560-9943 (for all other inquiries) or Allen & Company, the Dealer Manager, at (212) 832-8000 (call collect). See the back cover of this Offer to Purchase.

To All Holders of Common Stock of
Quest Education Corporation:

                                 INTRODUCTION

  Odyssey Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Kaplan, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all the shares of common stock, par value $0.01 per share ("Common Stock"), of Quest Education Corporation, a Delaware corporation (the "Company"), that are issued and outstanding, together with the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, adopted on May 14, 1999 between the Company and First Union National Bank, as Rights Agent (the "Rights Plan"), for $18.35 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8 for additional information concerning Parent and Purchaser.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of Allen & Company Incorporated ("Allen & Company"), which is acting as Dealer Manager for the Offer (the "Dealer Manager"), First Chicago Trust Company of New York, a division of EquiServe (the "Depositary"), and Corporate Investor Communications, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

  The Board of Directors of the Company (the "Board") has unanimously determined that the Agreement and Plan of Merger, dated as of June 26, 2000 (the "Merger Agreement") and the transactions contemplated thereby, including each of the Offer and the Merger (each as defined herein), are advisable and fair to, and in the best interests of, the Company and the holders of Shares, has approved and adopted the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

  Donaldson Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Board its written opinion dated June 26, 2000 to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, the consideration to be received by the stockholders pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of DLJ is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by DLJ.

  The Offer is conditioned upon, among other things:

  . there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that shall constitute 51% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants, or rights) (the "Minimum Condition"); and

  . any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated prior to the expiration of the Offer (the "HSR Condition"). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Sections 1 and 14, which set forth in full the conditions to the Offer.

  The Offer is being made pursuant to the Merger Agreement, among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $18.35 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

  The Purchaser has entered into a Tender and Option Agreement (the "Tender and Option Agreement") with certain executives (the "Tendering and Option Stockholders") of the Company beneficially owning, in the aggregate, 499,863 shares, or approximately 5.3% of the outstanding Shares on a fully-diluted basis (together with options to purchase 699,835 Shares subject to the Tender and Option Agreement, approximately 12.8% of the outstanding Shares on a fully-diluted basis, as defined in the Merger Agreement). Pursuant to the Tender and Option Agreement, the Tendering and Option Stockholders have agreed, among other things, to (i) grant the Purchaser an irrevocable option (the "Option") to buy all Shares owned of record or beneficially by them from and after the date of the Tender and Option Agreement at $18.35 per share,
(ii) in the event such Option is not exercised, validly tender and sell all Shares that are owned of record or beneficially by them prior to the Expiration Date and are subject to the Tender and Option Agreement in the Offer and (iii) vote all of their Shares in favor of the Merger, in each case upon the terms and subject to the conditions set forth in the Tender and Option Agreement. In the event of termination of the Option, or termination of the Merger Agreement under certain circumstances, the Purchaser's Option shall continue for a period of 90 days thereafter so long as (x) all applicable waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise shall have expired or been terminated and (y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority or legislative body or commission prohibiting the exercise of the Option pursuant to the Tender and Option Agreement. The Option will terminate, however, in the event the Merger Agreement is terminated under certain circumstances as described under "Tender and Option Agreement." See Section 10.

  The Purchaser has also entered into a Tender and Voting Agreement (the "Tender and Voting Agreement") with certain directors and other stockholders (the "Tendering Stockholders") of the Company beneficially owning, in the aggregate, 995,155 shares, or approximately 10.6% of the outstanding Shares on a fully-diluted basis (together with options to purchase 130,000 Shares subject to the Tender and Voting Agreement, approximately 12.0% of the outstanding Shares on a fully-diluted basis, as defined in the Merger Agreement). Pursuant to the Tender and Voting Agreement, the Tendering Stockholders have agreed, among other things, (i) to validly tender and sell all Shares that are owned of record or beneficially by them prior to the Expiration Date and are subject to the Tender and Voting Agreement in the Offer and (ii) vote all of their Shares in favor of the Merger, in each case upon the terms and subject to the conditions set forth in the Tender and Voting Agreement. See Section 10.

  The Merger Agreement provides that, promptly following the purchase of, and payment for, a number of Shares that satisfies the Minimum Condition pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this paragraph) and the percentage that the number of Shares beneficially owned by Parent or Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions within its power to cause Purchaser's designees to be elected or appointed to the Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors.

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See Sections 10 and 11.

  Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See
Section 11.

  The Company has advised Purchaser that as of June 26, 2000, 7,964,283 shares of Common Stock were issued and outstanding and no shares of Common Stock were held in the treasury of the Company. In addition, the Company has advised Parent that as of June 26, 2000, 1,392,578 shares of Common Stock are reserved for issuance pursuant to outstanding employee stock options and warrants. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 4,772,000 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser acquired 8,421,175 Shares.

  No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

  This Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

1. Terms of the Offer; Expiration Date

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. The "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, July 26, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case the Expiration Date shall mean the latest time and date at which the Offer, as it may be extended by Purchaser, shall expire.

  The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition (other than the Minimum Condition) in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not, without the prior written consent of the Company, (i) reduce the cash price to be paid pursuant to the Offer, (ii) reduce the number of Shares as to which the Offer is made, (iii) change the form of consideration to be paid in the Offer, (iv) modify or waive the Minimum Condition, or (v) impose conditions to its obligation to accept for payment or pay for the tendered Shares other than those set forth in Section 14 hereof.

  The Merger Agreement also provides that, without the consent of the Company, Purchaser shall have the right to extend the Offer beyond the initial expiration date, which shall be the twentieth business day from and after the date the Offer is commenced, to August 1 2000 in any event, and in the following events: (i) from time to time, if, at the initial expiration date (or extended expiration date of the Offer, if applicable), any of the conditions to the Offer (other than the Minimum Condition) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; (iii) if all conditions to the Offer other than the Minimum Condition are satisfied or waived, but the Minimum Condition has not been satisfied, for one or more periods not to exceed ten (10) business days each (or an aggregate of thirty (30) business days for all such extensions); or
(iv) if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of Shares on a diluted basis, for an aggregate period not to exceed twenty (20) business days (for all such extensions); provided that Purchaser shall accept and promptly pay for all securities tendered prior to the date of such extension, and shall otherwise meet the requirements of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with each such extension. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral followed by written notice or written notice of such extension to the Depositary.

  Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer and the Merger Agreement, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

  For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral followed by written notice or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.

  Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

  Valid Tender of Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  The method of delivery of share certificates and all other required documents, including delivery through the book-entry transfer facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

  Delivery of documents to the Book-Entry Transfer Facility, in accordance with the Book-Entry Transfer Facility's procedures, does not constitute delivery to the Depositary.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

  The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 26, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

  Under the "backup withholding" provisions of U.S. Federal income tax law, the Depositary may be required to withhold 31% of any payments of cash pursuant to the Offer. To prevent backup Federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup Federal income tax withholding by completing the substitute Form W-9 in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal. Foreign stockholders may be required to provide a statement (Internal Revenue Service Form W-8), signed under penalty of perjury, attesting to such individual's exempt status in order to avoid backup withholding.

4. Withdrawal Rights.

  Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 7, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written or a manually signed facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase or by facsimile at (781) 575-4826 or (781) 575-4827. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. Certain Federal Income Tax Consequences.

  The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets (generally assets held for investment), and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

  The tax discussion set forth below is included for general information purposes only and is based upon present law (which may be subject to change, possibly on a retroactive basis). Because individual circumstances may differ, each holder of shares should consult such holder's own tax advisor to determine the particular tax effects of the Offer and the Merger to such holder, including the application and effect of state, local and other tax laws.

  The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Such gain or loss generally will be capital gain or loss. Certain non-corporate holders (including individuals) will be subject to tax on the net amount of such capital gain at a maximum rate of 20%, provided that the Shares were held for more than 12 months. The deduction of capital losses is subject to certain limitations under U.S. federal income tax law. Holders of Shares should consult their own tax advisors in this regard.

  Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a holder
(i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of U.S. federal income tax, provided that certain information is furnished to the Internal Revenue Service. Certain persons, including corporations and financial institutions, generally are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each holder of Shares should consult with such holder's own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6. Price Range of Shares; Dividends.

  The Shares are listed and principally traded on Nasdaq. The following table sets forth, for the quarters indicated, the high and low closing sales prices per Share on Nasdaq as reported by the Dow Jones News Service. No cash dividends have been paid or declared.

                              SHARES MARKET DATA

                                                                    High   Low
                                                                   ------ -----
Fiscal 1999:
Quarter ended June 30, 1998....................................... $12.50 $9.13
Quarter ended September 30, 1998..................................  11.88  6.75
Quarter ended December 31, 1998...................................  10.63  5.75
Quarter ended March 31, 1999......................................  11.38  7.25

Fiscal 2000:
Quarter ended June 30, 1999....................................... $12.00 $7.25
Quarter ended September 30, 1999..................................  10.88  7.63
Quarter ended December 31, 1999...................................  10.00  7.25
Quarter ended March 31, 2000......................................   9.88  7.75

Fiscal 2001:
Quarter ended June 30, 2000 (through June 27, 2000)............... $18.06 $7.94

  On June 26, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $9.75. On June 27, 2000, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $18.06. As of June 27, 2000, the approximate number of holders of record of the Shares was 83.

  Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

  Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

  General. The Company is a Delaware corporation with its principal executive offices located at 1400 Hembree Road, Suite 100, Roswell, Georgia 30076, and its telephone number is (770) 510-2000. The Company provides diversified, career-oriented post-secondary education to over 13,400 students in 30 schools, located in 11 states. The Company's schools offer bachelor degrees, associate degrees, and/or diploma programs designed to provide students with the knowledge and skills necessary to qualify them for entry-level employment primarily in the fields of health care, information technology, and business. In 1996, the Company made its initial public offering of common stock, which trades in Nasdaq under the symbol "QEDC."

  Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure. The Company has advised Parent and Purchaser that these projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by the Company's management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

                          QUEST EDUCATION CORPORATION

                       PROJECTED FINANCIAL PERFORMANCE*

Description                        FY 2001  FY 2002  FY 2003  FY 2004  FY 2005
-----------                        -------- -------- -------- -------- --------
Revenue........................... $128,616 $144,200 $161,693 $181,328 $203,367
Expenses..........................  110,003  122,533  135,858  150,841   167448
Income from operations............   18,613   21,667   25,835   30,487   35,919

--------
* All amounts in thousands.

  Certain matters discussed herein, including, but not limited to, these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under "Certain Projected Financial Data of the Company". While presented with numerical specificity, these projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the projections will be realized and the actual results for the fiscal years ending March 30, 2001, 2002, 2003, 2004 and 2005 may vary materially from those shown above.

  In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections herein should not be regarded as a representation by the Company, Parent or Purchaser or any other person to whom these projections were provided that the projected results will be achieved. These projections should be read in conjunction with the historical financial information of the Company. None of Parent, Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

8. Certain Information Concerning Purchaser and Parent.

  General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 888 Seventh Avenue, New York, New York 10106 and its telephone number is (212) 492-5800. Purchaser is a wholly owned subsidiary of Parent.

  Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  Parent is a corporation organized under the laws of Delaware. Its principal offices are located at 888 Seventh Avenue, New York, New York 10106, and its telephone number is (212) 492-5800. Parent, a wholly owned subsidiary of The Washington Post Company, is one of the nation's premier providers of educational and career services for individuals, schools and businesses. Parent has helped transform the for-profit education industry, setting professional standards in an era of educational innovation and broadening the global reach of educational service companies through technological advancement. The common stock of The Washington Post Company is traded on the New York Stock Exchange under the symbol "WPO."

  The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on
Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

  Except as provided in the Merger Agreement, the Tender and Option Agreement or as otherwise described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days, except for Ross Hamachek. On May 15, 2000, Mr. Hamachek, Parent's Chief Financial Officer, purchased 6,000 Shares for a total of $49,500. Prior to the commencement of discussions with the Company, Mr. Hamachek sold 3,000 Shares on May 25, 2000 and 3,000 Shares on May 26, 2000 for a total of $56,262.

  Except as provided in the Merger Agreement, the Tender and Option Agreement, the Tender and Voting Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 1998, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998 there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9. Financing of the Offer and the Merger.

  The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $165 million. Purchaser will obtain all of such funds from Parent or The Washington Post Company. Parent or The Washington Post Company will provide such funds primarily through additional borrowings. The Offer is not conditioned on any financing arrangements.

10. Background of the Offer; Contacts with the Company; Merger Agreement; Other Agreements

  In late May 2000, Robert Greenberg, the Executive Vice President of Parent, telephoned Gary Kerber, the Chief Executive Officer of the Company, to discuss a potential transaction. Mr. Kerber was traveling at the time and thus, no conversation ensued.

  During the week of May 29, 2000, Robert Greenberg telephoned Gary Kerber to set up a meeting between certain executives of Parent and certain executives of the Company to discuss a potential transaction. A meeting was scheduled for June 5, 2000.

  On June 1, 2000, certain executives of Parent and on June 2, 2000, certain executives of Parent, the General Counsel of Parent and Donald E. Graham, Chairman of the Board and Chief Executive Officer of The Washington Post Company, the parent company of Parent, had discussions regarding the proposed terms of a potential transaction.

  On June 5, 2000, Jonathan N. Grayer, Chief Executive Officer and President of Parent, Robert Greenberg, Ross Hamachek, the Chief Financial Officer of Parent, and a representative of The Washington Post Company met with Gary Kerber and Vince Pisano, Chief Financial Officer of the Company, to discuss a potential transaction. At the meeting, Parent made a proposal to acquire all of the outstanding Shares and options to purchase Shares at a price of $18.60 per Share, subject to due diligence and satisfactory agreement between Parent and the Company on other aspects of the potential transaction. On the same day, Parent entered into a nondisclosure agreement with the Company. See below.

  On June 6, 2000, Gary Kerber, Vince Pisano and the Company's outside general counsel, Morris Brown, participated in a telephone call with the Company's Board of Directors and investment banking advisor, in which the Board of Directors authorized the Company's officers to proceed with discussions.

  On June 7, 2000, Ross Hamachek sent to Gary Kerber a list of discussion points for a subsequent telephone conversation regarding the potential transaction. Mr. Kerber then telephoned Mr. Hamachek and they discussed the points, and Mr. Kerber informed Mr. Hamachek that he had had a telephonic discussion with certain representatives of the Company and that the Company was authorized to proceed with discussions with Parent regarding the potential transaction.

  During the period from June 5, 2000 through June 26, 2000, representatives of Parent and the legal and accounting advisors to Parent conducted a due diligence review of the Company. In addition, during this period representatives of Parent also visited certain schools of the Company and the legal advisors to Parent and the Company negotiated the terms of the Merger Agreement.

  On the evening of June 25, 2000 and the morning of June 26, 2000, Gary Kerber called Jonathan Grayer to discuss a potential adjustment to the per Share price offered by Parent as a result of certain findings by Parent in its due diligence investigation of the Company. Mr. Grayer suggested a reduction to $18.30 per Share to which Mr. Kerber responded with a proposed per Share price of $18.40. Messrs. Grayer and Kerber spoke again later that morning and agreed on a per Share price of $18.35.

  Following the foregoing conversations on June 26, 2000, the Company's Board of Directors held a special meeting at which all of the members were present. DLJ made a presentation regarding certain financial analyses it had performed in connection with its review of the Offer and Merger, and rendered its oral and written opinion that subject to certain assumptions and qualifications, the consideration to be received by the holders of the Company's Common Stock in the Offer and Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view. Representatives of Greenberg Traurig also gave an update on the various legal aspects of the transaction. At the conclusion of this meeting, the Company's Board of Directors unanimously approved the Offer, the Merger and the Merger Agreement, determined that the Offer, the Merger and the Merger Agreement are fair to and in the best interests of the stockholders of the Company, and recommended that the stockholders accept the Offer and tender their Shares pursuant thereto.

  The Merger Agreement was finalized and executed on June 26, 2000, and a joint press release announcing the proposed Offer and the Merger was issued on June 27, 2000.

  On June 28, 2000, Parent and Purchaser commenced the Offer.

                             THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser and Parent with the SEC in connection with the Offer. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 7. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

  The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days after the public announcement of the terms of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that they shall not, without the prior written consent of the Company, (i) reduce the cash price to be paid pursuant to the Offer, (ii) reduce the number of Shares as to which the Offer is made, (iii) change the form of consideration to be paid in the Offer, (iv) modify or waive the Minimum Condition, or (v) impose conditions to its obligation to accept for payment or pay for the tendered Shares other than those set forth in Section 14 hereof.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser will be merged with and into the Company. As a result of the Merger, the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease in accordance with Delaware Law. Upon consummation of the Merger, each issued and outstanding Share (other than any Shares held in the treasury of the Company, or owned by Parent, Purchaser or any subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) will convert into the right to receive the Merger Consideration.

  Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

  The Merger Agreement provides that the directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, and that the officers of the Company as of the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, the Certificate of Incorporation and Bylaws of Purchaser in effect immediately prior to the Effective Time will become the Certificate of Incorporation and Bylaws of the Surviving Corporation.

  Stockholders' Meeting. Pursuant to the Merger Agreement, the Company, acting through the Board, shall, if required by applicable law to consummate the Merger, duly call and hold a special meeting of its stockholders as soon as practicable following the date on which Purchaser completes the purchase of Shares pursuant to the Offer for the purpose of voting upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

  Proxy Statement. The Merger Agreement provides that the Company, acting through the Board, shall, if required by applicable law to consummate the Merger, prepare and file with the SEC a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger Agreement and the Merger and shall use its reasonable best efforts to cause a definitive Proxy Statement to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer. The Company, subject to its fiduciary duties under applicable law, has agreed to include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the Merger. Parent has agreed to cause Purchaser to vote, or cause to be voted, all Shares owned by it in favor of the Merger Agreement and the Merger. The Merger Agreement provides that, in the event Parent or Purchaser shall acquire at least 90% of the outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to be effective, as soon as practicable after such acquisition, without the Stockholders' Meeting.

  Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement or the completion date of the Offer, unless Parent shall otherwise agree in writing (and except as contemplated in the Merger Agreement), the Company and each of its subsidiaries shall conduct its operations in the ordinary and usual course consistent with past practice, and the Company and its Subsidiaries will each endeavor to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relations with suppliers, contractors, distributors, licensors, licensees, customers and others having business relationships with it. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated by the Merger Agreement (including the Company Disclosure Schedule), neither the Company nor any of its subsidiaries shall directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent: (a) declare or pay any dividends on or make any other distribution in respect of any of the capital stock of the Company; (b) split, combine or reclassify any of the capital stock of the Company or issue or authorize any other securities in respect of, in lieu of or in substitution for, shares of the capital stock of the Company or repurchase, redeem or otherwise acquire any shares of the capital stock of the Company; (c) issue, deliver, encumber, sell or purchase any shares of the capital stock of the Company or any securities convertible into, or rights, warrants, options or other rights of any kind to acquire, any such shares of capital stock, other convertible securities or any other ownership interest (including, without limitation, any phantom interest) (other than the issuance of Common Stock upon the exercise of outstanding Stock Options and outstanding warrants for Company Common Stock ("Warrants") and issuance of Company Common Stock pursuant to the Employee Stock Purchase Plan); provided that the occurrence of a separation of the Rights under the Rights Plan, and the related issuance of shares of Company Common Stock to the Company's stockholders thereunder shall not be deemed a breach of the Merger Agreement to the extent that (i) the occurrence of such separation occurred as a result of an unsolicited acquisition of Company Common Stock by a third party, and
(ii) such acquisition did not occur as a result of the Company soliciting a competing transaction or taking any other actions prohibited by the Merger Agreement (see "No Solicitation of Transactions" below); (d) amend or otherwise change its Certificate of Incorporation or Bylaws (or other comparable organizational document), or amend the Rights Plan or reduce the Rights issued thereunder; (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (f) sell, lease or otherwise dispose of any of its assets, other than in the ordinary course of business consistent with its past practices, except as set forth in
Section 5.1(f) of the Company Disclosure Schedule; (g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or any subsidiary of the Company or guarantee any debt securities of others, other than in the ordinary course of business consistent with past practice; (h) enter into any contract or agreement other than in the ordinary course of business consistent with past practice;
(i) authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $500,000 for the Company and its subsidiaries taken as a whole; (j) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any subsidiary who are not officers of the Company, or, except in the ordinary course of business, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any subsidiary of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (k) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to cash management, the payment of accounts payable and the collection of accounts receivable); (l) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability, or execute or file with the IRS or any other taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes; (m) pay, discharge, satisfy, settle or compromise any suit, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's consolidated balance sheet dated as of March 31, 2000, as filed by the Company with the SEC in its Annual Report on Form 10-K for its fiscal year ended March 31, 2000, litigation or claims set forth in Section 4.9 of the Company Disclosure Schedule, or subsequently incurred in the ordinary course of business and consistent with past practice; or (n) take any action that could result in any of the representations and warranties of the Company set forth in the Merger Agreement becoming untrue in any material respect or in any of the conditions to the Offer or any of the conditions to the Merger set forth in Section Seven of the Merger Agreement not being satisfied.

  Company Board Representation. The Merger Agreement provides that, promptly following the purchase of a number of Shares that satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this sentence), and the percentage that the number of Shares beneficially owned by Parent or Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall take all action within its power to cause Purchaser's designees to be elected or appointed to the Board, including, without limitation, at Purchaser's election, increasing the number of directors, and seeking and accepting resignations of incumbent directors. The Merger Agreement also provides that, at such time, the Company shall use its best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board and (ii) each board of directors of each subsidiary of the Company, and each committee thereof, that represents the same percentage as such individuals represent on the Board. Notwithstanding the foregoing, in the event that Purchaser's designees are to be appointed or elected to the Board, until the Effective Time, such board of directors shall have at least one director who is neither designated by Purchaser, an employee of the Company or any of its subsidiaries nor otherwise affiliated with the Purchaser.

  The Merger Agreement provides that, following the election or appointment of Purchaser's designees, in accordance with the immediately preceding paragraph and prior to the Effective Time, the approval of those directors of the Company who were directors on the date of the Merger Agreement and who are not officers of the Company shall be required to authorize any termination of the Merger Agreement by the Company, any amendment thereto requiring action by the Company's board of directors, any amendment of the Certificate of Incorporation or Bylaws of the Company, any extension of time for performance of any obligation or action thereunder by Parent or Purchaser, or any waiver of compliance with any of the agreements or conditions contained therein for the benefit of the Company.

  Access to Information. Pursuant to the Merger Agreement, the Company agreed, and agreed to cause its subsidiaries to, afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent access at all reasonable times to its officers, employees, agents, properties, offices and all other facilities, books and records; and to furnish to Parent all information concerning its business and properties as Parent may from time to time request.

  No Solicitation of Transactions. The Company and its affiliates have agreed that they shall, and shall cause their respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties with respect to any Competing Transaction (as defined below) and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. Neither the Company nor any subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or intentionally encourage (including by way of furnishing non-public information or assistance), or take any other action to intentionally facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other agent or representative of the Company to take any such action; provided, however, that the Board of Directors of the Company is not prohibited, before the consummation (or, if the Offer is consummated and extended, the initial consummation) of the Offer, from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that the proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, (B) the Board of Directors of the Company further determines in good faith after consultation with its financial adviser and outside counsel that the proposal is as likely to be consummated, taking into account the legal, financial, regulatory, and other aspects of such proposal, as the transactions contemplated hereby, and, after consultation with its outside counsel, that the failure to do so would cause the Board of Directors of the Company to breach its fiduciary duties to the Company or its stockholders under applicable law (any such proposal, a "Superior Proposal"), (C) no information is so furnished, and no such discussions or negotiations are held, prior to the execution by the receiving party and the Company of a confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined below), and (D) such actions are not in violation of the Merger Agreement, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

  The Company has agreed to notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact, and shall advise Parent from time to time of the status and any material developments concerning the same. The Company has agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party (except to the extent necessary to permit such third party to deliver a Superior Proposal).

  Except as provided in the following sentence, neither the Company nor the Company's Board of Directors (the "Board") shall withdraw or modify in a manner adverse to Parent or Purchaser, or propose to withdraw or modify in a manner adverse to Parent or Purchaser, or fail at Parent's request to reaffirm, the approval by such Board of the Merger Agreement, the Offer or the Merger or the favorable recommendation of the Board with respect thereto. The foregoing notwithstanding, in the event that, after the Company has received a bona fide written proposal for a Competing Transaction that is a Superior Proposal that is made after the date of the Merger Agreement, and that is not solicited in violation of the Merger Agreement, the Board determines (based on the advice of its outside counsel), prior to the consummation (or, if the Offer is consummated and extended, the initial consummation) of the Offer, that the failure to take such actions would be a breach of its fiduciary duties to the Company's stockholders under applicable law, then the Board may
(x) withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger and disclose to the Company's stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or otherwise make disclosure to them, or (y) approve or recommend such a Competing Transaction that is a Superior Proposal; provided, however, that in no event may the Board take either such action earlier than the second full business day following Parent's receipt of written notice of the intention of the Board to do so.

  The Company and the Board shall not (i) redeem the Rights under the Rights Plan, or waive or amend any provision of the Rights Plan, in any such case to permit or facilitate the consummation of any Competing Transaction or Superior Proposal, or (ii) enter into any agreement with respect to, or otherwise approve or recommend to stockholders, or publicly propose to approve or recommend, any Superior Proposal or Competing Transaction, unless the Merger Agreement has been terminated in accordance with its terms.

  The Company shall not release any third party from the confidentiality provisions of any agreement to which the Company is a party.

  "Competing Transaction" means any of the following involving the Company:
(i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 25% of the assets of the Company in a single transaction or series of transactions; (iii) any tender offer or exchange offer for more than 25% of the Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, more than 25% of the Shares.

  Employee Stock Options and Other Employee Benefits. The Merger Agreement also provides that, prior to the Expiration Date, the Company will take all actions necessary and appropriate to provide that, (a) upon the Effective Time, each outstanding Company stock option granted under any of the Company's 1996 Stock Incentive Plan and Non-Employee Director Stock Option Plan (collectively, the "Company Stock Option Plans") or under any other plan or arrangement, each outstanding warrant and option to purchase shares, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each holder of such Company stock option, warrant or option shall receive an amount in cash in respect thereof, if any, equal to the product of
(i) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (ii) the number of shares subject thereto (such payment to be net of applicable withholding taxes) and (b) upon the termination of the offering period ending June 30, 2000 pursuant to the Company's 1998 Employee Stock Purchase Plan (the "Company Purchase Plan"), the Company shall apply the funds credited as of the termination of such period to the purchase of shares of Company Common Stock, and the Company Purchase Plan shall be terminated.

  The Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases from holders of Company Stock Options, other options, warrants and rights to purchase Shares and shall take any such action as may be reasonably necessary to give effect to, and to accomplish the above transactions involving Company Stock Options.

  Consents; Approvals. The Merger Agreement provides that the Company shall use its best efforts to obtain as expeditiously as possible all necessary permits, consents, waivers, approvals, agreements, orders and authorizations of all Governmental Entities and other persons or entities required to be obtained by such party to the Merger Agreement in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby by such party, including, but not limited to, the best efforts of Company to file applications with the U.S. Department of Education ("DOE") as soon as practicable before the expected Change of Ownership.

  The Merger Agreement also provides that (a) the Company shall prosecute with due diligence and full consultation with Purchaser any applications to any governmental entity necessary for the operation of the Schools before and after the Change of Ownership; the Company will as promptly as practicable provide Purchaser with complete copies of all letters, applications, or other documents submitted to or received from any governmental entity with respect to any educational approval or license; and all applications or other documents to be submitted by Company to any governmental entity in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby shall be subject to the prior review, comment and approval of Purchaser; and (b) the Company shall not cause or permit, by any act or failure to act, any educational approval or other license to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause any educational agency or governmental entity to institute proceedings for the suspension, revocation, or adverse modification of any of any educational approval or other license, except as could not have a material adverse effect on the Company or any School and except as set forth in Section 5.5(b) of the Company Disclosure Schedule to the Merger Agreement. The Company will promptly provide Purchaser with complete copies of all letters, applications, or other documents submitted to or received from any Governmental Entity with respect to any educational approval or other license, including, wherever possible, drafts of letters, applications, and other documents to be submitted to any educational agency or governmental entity.

  In addition, (a) the Company will promptly and regularly advise Purchaser concerning the occurrence and status of any discussions or other communications, whether oral or written, with any Educational Agency, Governmental Entity or other third party with respect to any consent, including any difficulties or delays experienced in obtaining any consent and of any conditions proposed, considered, or requested for any consent; (b) Purchaser will cooperate with the Company in their efforts to obtain any Consents, but Purchaser will not be required (1) to make any expenditure or payment of funds or to give any other consideration in order to obtain any Consent, or (2) to permit any adverse changes in, or the imposition of any adverse condition to, any Educational Approval or other License as a condition to obtaining any Consent. Such cooperation shall include Purchaser's cooperation in timely filing applications and other documents (including applications and other documents filed prior to the Change of Ownership Date) necessary to obtain any Consent or Educational Approval; (c) the Company will provide advance notice to and allow Purchaser and its agents and representatives to participate in any meetings or telephone calls with any Educational Agency or Governmental Entity to discuss the status of any Consent and acknowledges and agrees that Purchaser, Parent and their agents and representatives have the right to initiate contacts with educational agencies with respect to the Company, the Subsidiaries and the Schools, and Purchaser and Parent agree to provide advance notice to and allow the Company and its agents and representatives to participate in any such meetings or telephone calls; and (d) the Company will ensure that its appropriate officers and employees shall be available to attend, as any Governmental Entity may reasonably request, any scheduled hearings or meetings in connection with obtaining any Consent.

  Other Cooperation and Further Assurances. Parent, Purchaser and the Company have also agreed to take all reasonable actions necessary to (i) comply with all legal requirements which may be imposed on them and (ii) cooperate promptly with and furnish information to one another in connection with any such requirements.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit matters, labor matters, intellectual property, environmental matters, taxes, the Rights Plan, material contracts and brokers. In addition, the Merger Agreement contains various representations relating to Title IV.

  Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions: (a) if required by the Delaware Law, the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the stockholders of the Company to the extent required by the Delaware Law and the Certificate of Incorporation of the Company; (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any governmental entity, nor other legal restriction, restraint or prohibition, preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered; and (c) the Shares shall have been purchased pursuant to the Offer.

  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the conditions that Parent and the Purchaser shall have performed in all material respects each of their obligations under the Merger Agreement and that the representations and warranties of Parent and the Purchaser contained in the Merger Agreement are true and correct in all material respects.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement and the Merger by the stockholders of the Company: (a) by mutual written consent of the parties duly authorized by the Boards of Directors of the Company, Parent and the Purchaser; (b) by either Parent or the Company if (i) the Cut-Off Date shall not have occurred on or before the date which is 120 days after the date of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement under this provision is not available (A) to any party whose failure to fulfill any obligation under the Merger Agreement has been the substantial cause of, or resulted in, the failure of the Cut-Off Date to occur on or before such date, or (B) to Parent if it shall fail to designate persons that will constitute a majority of the Board of Directors in accordance with the terms of the Merger Agreement by the date which is 120 days after the date of the Merger Agreement, or (ii) any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) by either Parent or the Company if (i) as a result of an occurrence or circumstance that could result in the failure of any of the conditions to the Offer, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer; or (ii) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer within 125 days following the commencement of the Offer; provided, however, that such right to terminate the Merger Agreement is not available to any party the failure of which (or the failure of the affiliates of which) to perform in any material respect any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty under the Merger Agreement by such party; (d) by Parent if prior to the purchase of Shares pursuant to the Offer, (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement; or (ii) the Board of Directors of the Company or any committee thereof shall have recommended to the stockholders of the Company acceptance of a Competing Transaction; or (iii) the Company shall have entered into any definitive agreement with respect to a Competing Transaction; or (iv) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or (v) Purchaser shall have terminated the Offer without purchasing any Shares pursuant thereto, provided such termination of the Offer is not in violation of the terms of the Offer; or (vi) a tender offer or exchange offer for 15% or more of the Shares is commenced, and the Board of Directors of the Company, within ten (10) business days thereafter, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders; and (e) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Purchaser set forth in the Merger Agreement or if any representation or warranty of Parent or Purchaser shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within twenty
(20) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations under the Merger Agreement; or
(ii) there shall have been a breach by Parent or Purchaser of any of their respective covenants or agreements under the Merger Agreement having a material adverse effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or Purchaser, as the case may be, has not cured such breach within twenty (20) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations under the Merger Agreement; or (iii) Purchaser has not timely commenced the Offer pursuant to the Merger Agreement; or
(iv) the Board has received a Superior Proposal and has complied with the provisions of the Merger Agreement and concurrently complies with its obligations to make certain payments to Parent, as set forth in more detail below under "Fees and Expenses."

  Effect of Termination. If the Merger Agreement is terminated, the Merger Agreement becomes void and of no effect with no liability on the part of any party, except for fraud and for willful breach of a material obligation contained in the Merger Agreement, and except that the agreements in the Merger Agreement with respect to confidentiality, and, if applicable, provisions with respect to certain fees described below shall survive the termination.

  Fees and Expenses. The Merger Agreement provides that, if (a) any person, other than Parent or any affiliate of Parent, shall have become the beneficial owner of a majority of the then outstanding Shares and the Merger Agreement shall have been terminated pursuant to the provisions described under "Termination" above; (b) any person shall have commenced, publicly proposed or communicated to the Company a Competing Transaction and (A) the Offer shall have remained open for at least 20 business days, (B) the Minimum Condition shall not have been satisfied, (C) the Merger Agreement shall have been terminated pursuant to the provisions described above and (D) the Company shall have consummated a Competing Transaction with any person other than Parent or any of its affiliates before or within 12 months after the date of such termination; or (c) the Merger Agreement is terminated (A) pursuant to clause (d) or clause (e)(iv) under "Termination" above; or (B) pursuant to clause (c) above to the extent that the termination or the failure to accept any Shares for payment, as set forth in clause (c), shall relate to the intentional failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the intentional material breach by the Company of any material representation or warranty of it contained in the Merger Agreement; then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $8,000,000 (and shall also reimburse Parent for its out-of-pocket expenses, including attorneys' fees) which amount shall be payable in immediately available funds.

  In the event that the Merger Agreement is terminated pursuant to clause (c) of "Termination" above to the extent that such termination or the failure to accept any Shares for payments as set forth in clause (c) of "Termination" above shall arise from the intentional failure of Parent to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the intentional material breach by Parent of any material representation or warranty contained in the Merger Agreement; then, in any such event, Parent shall pay the Company (but in no event later than one business day after the first of such events shall have occurred) a fee of $5,000,000, which amount shall be payable in immediately available funds.

                         THE CONFIDENTIALITY AGREEMENT

  The following is a summary of certain provisions of the Confidentiality Agreement, dated June 5, 2000, between the Company and Kaplan (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth in Section 7.

  On June 5, 2000, the Company and Parent executed the Confidentiality Agreement. Pursuant to the terms of the Confidentiality Agreement, each party agreed to provide to the other party certain confidential information concerning such party (the "Confidential Information").

  As a condition for the disclosure of the Confidential Information to each other, the Company and Parent each agreed, among other things: (i) to hold the other party's Confidential Information in confidence and use it solely for the purposes of pursuing a potential strategic alliance, acquisition or other business relationship between the Company and Parent, and not use the Confidential Information for any other purpose nor disclose it to any third party without the prior written consent of the other party; (ii) to treat the other party's Confidential Information as it does its own Confidential Information; (iii) that disclosure of Confidential Information to its officers, directors, employees, attorneys, subsidiaries and affiliates working in connection with the Merger would be permitted, but only to the extent necessary to carry out that purpose and subject to all requirements of confidentiality set forth in the Confidentiality Agreement. The obligations of the Confidentiality Agreement do not apply to information that is at any time
(a) already known to the party receiving the Confidential Information (the "Receiving Party") at the time it is disclosed to the Receiving Party; (b) publicly known through no wrongful act of the Receiving Party; (c) rightfully received from a third party without restriction on disclosure and without breach of the Confidentiality Agreement; (d) independently developed by the Receiving Party; (e) approved for release by written authorization of the party disclosing the Confidential Information (the "Disclosing Party"); (f) furnished by the Disclosing Party to a third party without written restriction on disclosure; (g) disclosed pursuant to a requirement of a governmental agency or of law; provided, however, that, to the extent viable under the circumstances, the party subject to the disclosure requirement has notified the Disclosing Party in advance of such disclosure and the Disclosing Party has had an opportunity to seek a protective order or other appropriate remedy and the party subject to the disclosure requirement has reasonably cooperated with such efforts; and provided further, however, that the Receiving Party furnish only that portion of the Confidential Information that is legally required to be so disclosed. If any party provides any other party with written notification requesting return of its Confidential Information, then the other party would promptly return (unless destroyed pursuant to the immediately following sentence) to the notifying party all materials and information comprising the notifying party's Confidential Information, including any and all copies, facsimiles and reproductions thereof, and any other material containing or reflecting any materials or information in the Confidential Information. All other documents, memoranda, notes and other writings whatsoever prepared by the Receiving Party or the Receiving Party's representatives based on the materials or information in the Confidential Information would be destroyed and such destruction would be confirmed in writing to the notifying party.

  The Confidentiality Agreement remains in effect for one year commencing on June 5, 2000.

                        THE TENDER AND VOTING AGREEMENT

  The following is a summary of certain provisions of the Tender and Voting Agreement. This summary is qualified in its entirety by reference to the Tender and Voting Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule TO filed by Purchaser and Parent with the SEC in connection with the Offer. The Tender and Voting Agreement may be examined and copies may be obtained at the places set forth in Section 7. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Tender and Voting Agreement.

  The Purchaser and the Company's outside directors together with certain of the Company's stockholders (the "Tendering Stockholders") have entered into the Tender and Voting Agreement. The material terms of the Tender and Voting Agreement are summarized below.

  Tender of Shares. The Tendering Stockholders have severally agreed (i) to validly tender or cause the record owner of any Shares to tender all Shares beneficially owned by each Tendering Stockholder pursuant to the Offer, not later than the fifth business day after commencement of the Offer or, with respect to any Shares acquired directly or indirectly, or otherwise beneficially owned, by any of the Tendering Stockholders in any capacity after June 26, 2000, and prior to the termination of the Tender and Voting Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of a purchase, dividend, distribution, gift, bequest, inheritance or as a successor-in-interest in any capacity (including a fiduciary capacity) or otherwise ("After-Acquired Shares"), within one business day following the acquisition thereof, and (ii) not to withdraw any Shares so tendered without the prior written consent of the Purchaser. The Tendering Stockholders have agreed that the Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer.

  Assignment of Dividends and Other Distributions. The Tendering Stockholders have assigned to the Purchaser any and all dividends and other distributions that may be declared, set aside or paid by the Company with respect to the Tendering Stockholders' Shares during the term of the Tender and Voting Agreement.

  Voting. Each Tendering Stockholder has agreed that (for so long as the Merger Agreement is in effect), at any meeting of the holders of Shares, however called, or in connection with any written consent of the holders of Shares, he will vote (or cause to be voted) his Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender and Voting Agreement and any actions required in furtherance thereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Tender and Voting Agreement; and (c) except as otherwise agreed to in writing in advance by the Purchaser, against any of the following actions or agreements (other than the Merger Agreement or the transactions contemplated thereby): (i) any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Merger, the Offer and the transactions contemplated by the Tender and Voting Agreement and the Merger Agreement; (ii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (iii) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iv) any change in the management or the Company's Board of Directors, except as contemplated by the Merger Agreement; (v) any change in the present capitalization or dividend policy of the Company; (vi) any amendment of the Company's articles of incorporation or bylaws; or (vii) any other material change in the Company's corporate structure or business. Notwithstanding anything to the contrary contained in the Tender and Voting Agreement, each Tendering Stockholder who is also a member of the Board of Directors of the Company will be free to act in his or her capacity as a member of the Company's Board of Directors and to discharge his or her fiduciary duty as such. Each Tendering Stockholder agreed, at the request of the Purchaser, to execute and deliver to the Purchaser an irrevocable proxy.

  Representations and Warranties and Certain Covenants. In connection with the Tender and Voting Agreement, each Tendering Stockholder has made certain representations, warranties and covenants, including, without limitation, with respect to ownership of Shares, the Tendering Stockholder's power and authority to enter into and perform his obligations under the Tender and Voting Agreement, the receipt of requisite governmental consents and approvals, absence of conflicts, absence of liens and encumbrances on and in respect of the Tendering Stockholder's Shares, finder's fees, reliance by the Purchaser, confidentiality, and the solicitation of acquisition proposals.

  Restriction on Transfer, Proxies and Non-Interference; Stop Transfer
Order. In connection with the Tender and Voting Agreement, each Tendering Stockholder agreed, while the Tender and Voting Agreement is in effect and except as specifically contemplated therein, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any Shares or any interest therein, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (iii) take any action that would make any representation or warranty of any Tendering Stockholder untrue or incorrect or have the effect of preventing or disabling any Tendering Stockholder from performing his or her obligations under the Tender and Voting Agreement. In furtherance of the Tender and Voting Agreement, concurrently with the execution of the Tender and Voting Agreement, the Tendering and Voting Stockholders authorized the Company to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Existing Shares (as defined in the Tender and Voting Agreement) and any additional Shares of Common Stock acquired by any Tendering Stockholder after the execution date and that the Tender and Voting Agreement places limits on the voting and transfer of such shares.

  Additional Shares. Each Tendering Stockholder further agreed, at the request of the Purchaser, to exercise, exchange or convert his or her Rights into shares of Company Common Stock, so as to constitute After-Acquired Shares under the Tender and Voting Agreement. In order to facilitate the exercise at the request of the Purchaser of any such Right, the Purchaser agreed to loan to any requesting Tendering Stockholder funds sufficient to allow such Tendering Stockholder to exercise the Right. Such loan is not to be interest bearing and, at the Purchaser's option, is to be secured by a pledge of the shares of Company Common Stock acquired upon exercise of such Right. Each Tendering Stockholder agreed to promptly notify the Purchaser in writing of the number of After-Acquired Shares that may be acquired by such Tendering Stockholder, if any, after the date of the Tender Voting Agreement.

                        THE TENDER AND OPTION AGREEMENT

  The following is a summary of certain provisions of the Tender and Option Agreement. This summary is qualified in its entirety by reference to the Tender and Option Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule TO filed by Purchaser and Parent with the SEC in connection with the Offer. The Tender and Option Agreement may be examined and copies may be obtained at the places set forth in Section 7. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Tender and Option Agreement.

  The Purchaser and certain officers of the Company (the "Tendering and Option Stockholders") have entered into the Tender and Option Agreement. The Tender and Option Agreement is substantially the same as the Tender and Voting Agreement summarized above, except that the Tendering and Option Stockholders have also granted Purchaser an option to purchase their Shares at $18.35 per Share. The additional material terms are described below.

  Tender of Shares. The Tendering and Option Stockholders have severally agreed (i) to validly tender or cause the record owner of any Shares to tender all Shares beneficially owned by each Tendering and Option Stockholder pursuant to the Offer, not later than the fifth business day after commencement of the Offer or, with respect to any After-Acquired Shares, within one business day following the acquisition thereof, (ii) not to withdraw any Shares so tendered without the prior written consent of the Purchaser except upon receipt of notice from the Purchaser that it is exercising the Option to acquire the Shares and (iii) to withdraw all Shares tendered in the Offer immediately upon receipt of notice from the Purchaser that it is exercising the Option in order that the Purchaser may acquire such Shares. The Tendering and Option Stockholders have agreed that the Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer.

  Option to Purchase. In order to induce the Purchaser to enter into the Merger Agreement, the Tendering and Option Stockholders have granted to the Purchaser an irrevocable option, exercisable in whole but not in part (the "Option") to purchase all of the Shares beneficially owned by such Tendering and Option Stockholders (the "Option Shares") at a purchase price per Share equal to $18.35. Pursuant to the Tender and Option Agreement, the Purchaser's Option will terminate in the event the Merger Agreement is terminated under any circumstances other than those described in clauses (c), (d) or (e) of "The Merger Agreement--Termination" above.

  In the event of termination of the Option, or termination of the Merger Agreement under any circumstances other than those described above, the Option will continue for a period of 90 days thereafter so long as (i) all applicable waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise shall have expired or been terminated and (ii) there is not then in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority or legislative body or commission prohibiting the exercise of the Option.

                           THE EMPLOYMENT AGREEMENTS

  The following is a summary of certain provisions of the Employment Agreements. This summary is qualified in its entirety by reference to the Employment Agreements, which are incorporated herein by reference, and copies of which have been filed as exhibits to the Schedule TO filed by Purchaser and Parent with the SEC in connection with the Offer. The Employment Agreements may be examined and copies may be obtained at the places set forth in Section
7. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Employment Agreements.

  As a condition to entering into the Merger Agreement, Parent required and Gary D. Kerber, Vince Pisano and Gerald T. Kosentos (each an "Executive" and together, the "Executives") entered into employment agreements (each an "Employment Agreement") with the Company. The Employment Agreements will become effective as of the Effective Time and expire on December 31, 2004. The Employment Agreement with Mr. Kerber will supersede a previous employment agreement with the Company (the "Prior Agreement").

  The Employment Agreements provide that Messrs. Kerber, Pisano and Kosentos will serve as President and Chief Executive Officer, Vice President of Finance and Chief Financial Officer, and Vice President of Operations, respectively, and their annual base salaries will be $278,040, $208,880, and $193,200, respectively. Each Executive will be eligible to receive an annual bonus and periodic incentive bonuses. Messrs. Kerber and Pisano will also be eligible for a retention bonus of up to $432,000 and $378,000, respectively, to be paid over two years subject to their continued employment with the Company. Messrs. Kerber, Pisano and Kosentos will also receive options to purchase 100,000, 75,000 and 50,000, shares (post-split) of Parent's Common Stock, respectively. The options will vest and become exercisable in five equal installments over a five year period. In addition, Messrs. Kerber, Pisano and Kosentos will receive 125, 100 and 75 shares of restricted stock of The Washington Post Company, respectively, in January 2001. These restricted shares will vest pursuant to the terms of The Washington Post Company's Long-Term Incentive Compensation Plan and a restricted stock agreement between each Executive and The Washington Post Company. Under the Prior Agreement, Mr. Kerber received a base salary of $160,000 per year as of March 21, 1992, which salary has been reviewed on an annual basis by the Board of Directors of the Company. Pursuant to the Prior Agreement, Mr. Kerber also prepares an incentive compensation plan each year for himself and other executives, which is implemented only with the consent of the Board of Directors of the Company.

  If an Executive's employment is terminated by the Company other than for Cause (as defined in the Employment Agreements) or due to a material change in such Executive's job description in connection with a Change in Control (as defined in the Employment Agreements), the Company shall make a cash payment to such Executive equal to the fair market value of the unvested restricted stock on the date of termination. In addition, if an Executive's employment is terminated without Cause or due to a Constructive Termination (as defined in the Employment Agreements), such Executive will receive his regular base salary for the remaining term of the Employment Agreement or 36 months (the "Severance Period"), whichever is less, but in no event less than 12 months. Such Executive will also receive on the date of termination an annual bonus equal to the average annual bonus paid to him for the prior two fiscal years (or the last fiscal year if the termination occurs before the end of the second fiscal year) and any vested incentive bonuses. In contrast, Mr. Kerber's Prior Agreement is terminable by either Mr. Kerber or the Company, with or without cause; provided, however, that if the Company terminates the Prior Agreement without cause, the Company is required to pay Mr. Kerber termination pay equal to the greater of $160,000 or an amount based upon a specified fraction of Mr. Kerber's most recent annual fiscal year base compensation (net of incentive or bonus compensation), as determined under the Prior Agreement.

  Each Employment Agreement also contains confidentiality provisions and specifies that an Executive may not compete with or solicit business related to the Company during the term of the Employment Agreement and during the greater of one year or the Severance Period following termination.

                       THE CHANGE OF CONTROL AGREEMENTS

  In February 1998, the Company agreed with Mr. Kerber and Mr. Pisano that if the Company was sold for more than $10.00 per share, and they have made a good faith effort to complete the transaction as intended, the Company would pay them pro rata based on their then current cash compensation the sum of $500,000 plus 2% of the amount by which the purchase price per share exceeds $10.00 and the Company also agreed to pay them one year's salary if their employment was terminated within one year after the Company experienced a change in control. In connection with the Merger, the Change of Control Agreements were amended to eliminate the one year's salary provision and to limit the amounts paid under those agreements to the lesser of (a) $1,127,686 with respect to Mr. Kerber and $847,742 with respect to Mr. Pisano or (b) the maximum amount that can be paid without being subject to an excise tax under the Internal Revenue Code.

                        THE COMPANY'S RIGHTS AGREEMENT

  Pursuant to the Rights Agreement, upon the earlier of (a) the close of business on the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of the Company's Common Stock (an "Acquiring Person") or (b) the close of business on the tenth business day after the date of the commencement of, or the first public announcement of the intention of any person to commence, a tender offer or exchange offer the consummation of which would result in that person becoming an Acquiring Person (the earliest of such dates being the "Distribution Date"), the Rights become exercisable and trade separately from the Common Stock. After the Distribution Date, in certain events, each holder of each of the Rights (other than the Acquiring Person) will thereafter have the right to receive, upon exercise, that number of shares of Common Stock having a market value equal to two times the exercise price of the Right. Following a Stock Acquisition Date (as defined in the Rights Agreement), upon the happening of certain events, each holder of each of the Rights (other than the Acquiring Person) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. In general, the Rights may be redeemed at a price of $0.005 per Right at any time prior to a person becoming an Acquiring Person. The Rights Agreement is filed as Exhibit (e)(9) hereto, and is incorporated by reference herein.

  The Company and the Rights Agent amended the Rights Agreement on June 26, 2000 to provide, among other things, that, so long as the Merger Agreement has not been terminated, no Distribution Date or Stock

Acquisition Date will be deemed to have occurred, neither Purchaser, Parent nor any of their affiliates or associates will be deemed to have become an Acquiring Person, and no "flip-in event" or "flip-over event" as described in the Rights Agreement will be deemed to have occurred, in each case by reason of execution or delivery of the Merger Agreement, the making of the Offer, the acceptance for payment of Shares by Purchaser pursuant to the Offer, and the consummation of the Merger.

11. Purpose of the Offer; Plans for the Company after the Offer and the Merger.

  Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

  Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company, has approved, adopted and declared advisable the Merger Agreement and the Merger (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that the stockholders accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

  The Merger Agreement provides that, promptly following the purchase by Purchaser of a number of Shares that satisfies the Minimum Condition, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See
Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

  Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery

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

and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

  In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Donaldson, Lufkin & Jenrette Securities Corporation) are not necessarily opinions as to "fair value" under Section 262.

  The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware Law. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware Law.

  Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

  Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing achievement of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

  Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any material change in the Company's present indebtedness, capitalization or dividend policy, other than the repayment of debt, (iv) any change in the present board of directors or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity securities of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (viii) the suspension of the Company's obligation to file reports under Section 15(d) of the Exchange Act,
(ix) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or (x) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12. Dividends and Distributions

  The Merger Agreement provides that, during the period commencing on the date of the Merger Agreement and continuing until the Cut-Off Date or until the termination of the Merger Agreement in accordance with its terms, the Company shall not (i) declare or pay any dividends on or make any other distribution in respect of any of the capital stock of the Company, (ii) split, combine or reclassify any of the capital stock of the Company or issue or authorize any other securities in respect of, in lieu of or in substitution for, shares of the capital stock of the Company or repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or (iii) issue, deliver, encumber, sell, or purchase any shares of the capital stock of the Company or any securities convertible into, or rights, warrants, options or other rights of any kind to acquire, any such shares of capital stock, other convertible securities or any other ownership interest (including, without limitation, any phantom interest) (other than the issuance of Common Stock upon the exercise of outstanding stock options, in compliance with the Stock Purchase Plan, stock purchases to be made on June 30, 2000 and outstanding warrants for Company Common Stock ("Warrants")); provided that the occurrence of a separation of the Rights under the Rights Plan, and the related issuance of shares of Company Common Stock to the Company's stockholders thereunder shall not be deemed a breach of the Merger Agreement to the extent that (i) the occurrence of such separation occurred as a result of an unsolicited acquisition of Company Common Stock by a third party, and (ii) such acquisition did not occur as a result of the Company breaching the "No Solicitation" covenant of the Merger Agreement. See Section 10 above.

  If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or
(iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14 below, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

  If, on or after June 26, 2000, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14 below, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration

  Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

  Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 500,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $1,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event that the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

  Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

14. Certain Conditions of the Offer.

  Notwithstanding any other provision of the Offer, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered Shares, if (i) the Minimum Condition has not been satisfied or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement and before the acceptance of tendered Shares for payment or the payment therefor, any of the following conditions exists:

    (a) a preliminary or permanent injunction or other order by any federal, state or foreign court which prevents the acceptance for payment of, or payment for, some of or all the Shares shall have been issued and shall remain in effect; or

    (b) there shall have been instituted or be pending any action or proceeding by any governmental entity (i) challenging the acquisition by the Purchaser of Shares or otherwise seeking to restrain, materially delay or prohibit the consummation of the Offer or the Merger or seeking damages that could make the Offer, the Merger or any other transaction contemplated by the Merger Agreement materially more costly to Parent or the Purchaser,
  (ii) seeking to prohibit or limit materially the ownership or operation by the Purchaser or Parent of all or a material portion of the business or assets of the Company and its subsidiaries, or to compel the Purchaser or Parent to dispose of or hold separate all or a material portion of the business or assets of the Company and its subsidiaries or the Purchaser or Parent, as a result of the Offer or the Merger, (iii) seeking to impose or confirm limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, or (iv) seeking to require divestiture by Parent, the Purchaser or any other affiliate of Parent of any Shares; or

    (c) there shall have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Offer, the Merger or any other transaction contemplated hereby, Parent, the Company or any affiliate of Parent or the Company by any governmental entity, except for the waiting period provisions of the HSR Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

    (d) any change or effect that, individually or in the aggregate, is or is reasonably likely to constitute a Material Adverse Effect (as defined in the Merger Agreement) shall have occurred following the date of the Merger Agreement; or

    (e) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement; or

    (f) to the extent that a material adverse effect with respect to the Company or any of its subsidiaries would result, any representation or warranty of the Company in the Merger Agreement that is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case when made and immediately prior to the first date when Purchaser owns a majority of the Shares as if made at and as of such time; or

    (g) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

    (h) Parent and the Company shall have agreed in writing that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

    (i) the Board of Directors of the Company shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal (as defined in the Merger Agreement) or shall have resolved to do any of the foregoing; which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments; or

    (j) Purchaser shall have received oral or written advice (a "Materially Adverse Notice") from any educational agency (which Materially Adverse Notice has not been withdrawn), from which advice it can reasonably be concluded that it is unlikely that such educational agency will issue a relevant consent or educational approval to each of the schools to continue its operations following the Effective Time without conditions, restrictions or limits which would individually or in the aggregate materially reduce the economic benefit to Purchaser of the transactions contemplated by the Merger Agreement (assuming the completion of such transactions), unless such Materially Adverse Notice is solely the result of an action, an omission, or the condition, financial or otherwise, of Purchaser or its direct or indirect stockholders; or

    (k) except for the matters listed on Schedules (k)(i) and (k)(ii) to Exhibit A to the Merger Agreement, the Company shall not have received oral or written advice from the applicable educational agency (which advice has not been withdrawn) indicating the matters set forth in Section 4.20(a) of the Company Disclosure Schedule are reasonably likely to be determined in a way which would not have a material adverse effect on the relevant School, or Purchaser has been unable to confirm such advice; or

    (l) any Warrants shall be outstanding, or the Company shall be under an obligation to issue any warrants for Company Common Stock.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition, and, except for the Minimum Share Condition and otherwise subject to the terms of the Merger Agreement, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser.

  The determination as to whether any condition has been satisfied shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that Parent and Purchaser reserve the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered Shares, Parent and Purchaser will either promptly pay for such Shares or promptly return such Shares.

  Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

15. Certain Legal Matters and Regulatory Approvals.

  General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither Purchaser nor Parent is aware (i) of any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or
(ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental entity which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer, pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On June 26, 2000, prior to the execution of the Merger Agreement, the Board, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is advisable and fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and to the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

  Pursuant to the HSR Act, Parent expects to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC on or about June 28, 2000. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15- calendar day waiting period following the filing by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Such waiting period may be extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Sections 1 and 14.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

  Education Law. The delivery of educational services is regulated by the several States. Each of the Company's Schools is subject to authorization to operate and grant credentials in accordance with the laws, regulations, rules and standards of the State agency charged with the oversight of such institutions. Absent such authorization, a School may not enroll students, offer instruction or award credentials, and without such authorization a School may not participate in the Federal programs of student financial assistance under the Higher Education Act of 1965, as amended ("Title IV Programs"). Under the laws and regulations of certain States in which the Company has Schools, a change in the ownership of the Company is a regulatory event that may require the affected School to renew or reapply for authorization to operate and grant credentials and may submit the School to regulatory review as to its compliance with the requirements of State law and regulation. The acquisition of the Shares of the Company pursuant to the Offer may constitute such a regulatory event. Certain States require such renewal or reapplication or review to be performed prior to the effective date of such change in ownership, and certain States require substantial advance notification of the intention to undergo such a change in ownership. For those states in which the Company may be unable to provide timely advance notification, the Company will seek waiver of such requirement, but there is no assurance such waivers will be granted. In the event one or more States decline to approve the change in ownership contemplated by the Offer or give indication that such approval will not be forthcoming subsequent to the closing of the Offer within a period that would not have a material adverse financial effect on the Company, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  Each of the Company's Schools has voluntarily submitted itself to review by an independent accrediting agency recognized by the United States Department of Education ("Department") as a reliable authority as to the quality of education or training offered by the School, and each School is duly accredited by at least one such accrediting agency. Such accreditation is relied upon by certain of the States in authorizing Schools to operate, by the Federal government to determine the eligibility of a School to participate in the Title IV Programs, and by the public as an indication of institutional quality. Under the standards and procedures of the accrediting agencies which accredit the Company's Schools, a change in the ownership of the Company may require a review and reinstatement by the accrediting agency of the School's accreditation under the new ownership. The acquisition of the Shares of the Company pursuant to the Offer may constitute such an event. Certain accrediting agencies require such a review be performed prior to the effective date of such change in ownership, and certain accrediting agencies require substantial advance notification of the intention to undergo such a change in ownership. For those accrediting agencies to which the Company may be unable to provide timely advance notification, the Company will seek waiver of such requirement, but there is no assurance such waivers will be granted. In the event one or more accrediting agencies decline to approve the change in ownership contemplated by the Offer or give indication that such approval will not be forthcoming subsequent to the closing of the Offer within a period that would not have a material adverse financial effect on the Company, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  Each of the Company's Schools participates in the Title IV Programs. Access to the student financial assistance made available through the Title IV Programs is a significant factor in the decision of prospective students to enroll in a particular School and represents a significant portion of the Company's revenue. Under the laws and regulations governing the Title IV Programs, a change in the ownership of the Company, such as the consummation of the acquisition of Shares of the Company pursuant to the Offer, is a regulatory event that results in the expiration of each School's participation in the Title IV Programs and requires the approval of the Department to permit each School to continue its participation in the Title IV Programs. Under applicable law, if the affected School submits a materially complete application to the Department within ten (10) business days following the consummation of the Offer, and if no other factors have come to the attention of the Department requiring further inquiry, the Department will issue a Temporary Provisional Program Participation Agreement ("TPPPA") effective as of the date of the change of ownership allowing the School to continue its participation in the Title IV Programs. The TPPPA will remain in effect until the last day of the month following the month in which the change of ownership occurs. During that period the School must provide evidence to the Department that its State approval and accreditation have been renewed under the new ownership, and must provide an audited balance sheet reflecting the financial condition of the School as of the effective date of the change of ownership. If audited balance sheet and proper evidence of State and accrediting agency approval are submitted to the Department on a timely basis, the TPPPA and the School's participation in the Title IV Programs will be continued on a month-to-month basis until the Department completes its review of all of the application materials and issues a Provisional Program Participation Agreement ("PPPA"), usually for a term of three years. If the required information is not provided the Department prior to the expiration of the TPPPA, the School will cease to be eligible to participate in the Title IV Programs until it files such information and the Department completes its review and issues a PPPA. In such an event, the School may suffer a material delay in the receipt of Title IV Program funds due its students, and if the PPPA is not issued within certain periods of time the School may be unable to recover such Title IV Program funds. The same outcome may occur if a School fails to file a materially complete application with the Department within 10 business days following the change of ownership or if the Department determines that there are factors requiring it to delay its approval.

  In addition, under the procedures established by the Department, if a School submits a materially complete application to the Department at least 45 days prior to the effective date of an anticipated change of ownership and there are no factors that would preclude or delay favorable review, the Department may provide Purchaser with informal assurance that the Department expects to be able to issue a TPPPA to the affected School following consummation of the change of ownership. The period between the date of the Offer and the anticipated effective date of the change of ownership is less than 45 days, and by necessity the Department could not be notified of the transaction prior to public notice of the Offer. The Department may, at its discretion, provide the referenced assurances when application is made less than 45 days prior to the effective date of the change of ownership. Purchaser will seek such reasonable assurances that, despite the shortened period, and assuming the materially complete applications are filed with the Department prior to the effective date of the change of ownership, the Department will issue TPPPAs to the Schools upon the change of ownership so as to prevent a material disruption in the availability of Title IV Program funds. In the event Purchaser does not secure such assurances, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

16. Fees and Expenses.

  Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Allen & Company is acting as Dealer Manager in connection with the Offer. Parent has agreed to pay Allen & Company reasonable and customary compensation for such services. Parent has also agreed to reimburse Allen & Company for all reasonable out-of-pocket expenses incurred by Allen & Company, including the reasonable fees and expenses of legal counsel, and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

  Purchaser and Parent have retained Corporate Investor Communications, Inc., as the Information Agent, and First Chicago Trust Company of New York, a division of EquiServe, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Corporate Investor Communications, Inc. will be paid reasonable and customary compensation and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

  The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of Purchaser or the Company not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                                Odyssey Acquisition Corp.

Dated: June 28, 2000

                                  SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                       OFFICERS OF PARENT AND PURCHASER

1. Directors and Executive Officers of Parent.

  The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. All of the persons listed below are citizens of the United States. Unless otherwise indicated, the current business address of each person is 888 Seventh Avenue, New York, New York 10106.

    Name and Current          Current Principal Occupation or Employment;
    Business Address     Material Positions Held During the Past Five Years and
      Citizenship                      Business Addresses Thereof
    ----------------    -------------------------------------------------------
 Jonathan N. Grayer...  Jonathan N. Grayer has been President and Chief
                        Executive Officer of Parent since July 1994 and a
                        Director of Parent since January 1995. He also serves
                        on the Board of Directors of Walden Media and
                        Information Technology Fund, L.P. and VarsityBooks.com
                        Inc.

 Ross Hamachek........  Ross Hamachek has been Senior Vice President and Chief
                        Financial Officer of Parent since March 2000. He joined
                        Parent in August 1999 as Senior Vice President,
                        Corporate Strategy. For more than five years before
                        joining Parent, he was Vice President of Planning and
                        Development for The Washington Post Company.

 Andrew Rosen.........  Andrew Rosen has been Executive Vice President and
                        Chief Operating Officer of Parent since February 1998.
                        From 1995 to 1998, he was a Vice President and then
                        Executive Vice President of Parent.

 Robert Greenberg.....  Robert Greenberg has been Executive Vice President of
                        Parent since 1996. From 1995 to 1996, he was Vice
                        President of Parent.

 Donald E. Graham.....  Donald E. Graham, a Director of Parent, has been
                        Chairman of the Board of The Washington Post Company
                        since September 1993 and Chief Executive Officer since
                        May 1991. Mr. Graham served as President of The
                        Washington Post Company from May 1991 until September
                        1993 and prior to that had been a Vice President for
                        more than five years. Mr. Graham also is Publisher of
                        The Washington Post, having occupied that position
                        since 1979.

 Beverly R. Keil......  Beverly R. Keil, a Director of Parent, has been a Vice
                        President of The Washington Post Company since 1986.
                        From 1982 through 1985, she was Director of Human
                        Resources for The Washington Post Company.

                                     S-I-1

2. Directors and Executive Officers of Purchaser.

  The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. All of the persons listed below are citizens of the United States. Unless otherwise indicated, the current business address of each person is 888 Seventh Avenue, New York, New York 10106.

    Name and Current          Current Principal Occupation or Employment;
    Business Address     Material Positions Held During the Past Five Years and
      Citizenship                      Business Addresses Thereof
    ----------------    -------------------------------------------------------
 Jonathan N. Grayer...  Jonathan N. Grayer, a Director of Purchaser, has been
                        President and Chief Executive Officer of Parent since
                        July 1994 and a Director of Parent since January 1995.
                        He also serves on the Board of Directors of Walden
                        Media and Information Technology Fund, L.P. and
                        VarsityBooks.com Inc.

 Ross Hamachek........  Ross Hamachek, a Director of Purchaser, has been Senior
                        Vice President and Chief Financial Officer of Parent
                        since March 2000. He joined Parent in August 1999 as
                        Senior Vice President, Corporate Strategy. For more
                        than five years before joining Parent, he was Vice
                        President of Planning and Development for The
                        Washington Post Company.

 Andrew Rosen.........  Andrew Rosen, a Director of Purchaser, has been
                        Executive Vice President and Chief Operating Officer of
                        Parent since February 1998. From 1995 to 1998, he was a
                        Vice President and then Executive Vice President of
                        Parent.


                                     S-I-2

  Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                   First Chicago Trust Company of New York,
                            a division of EquiServe

    By Overnight Courier:                 By Mail:                       By Hand:

 First Chicago Trust Company    First Chicago Trust Company    First Chicago Trust Company
         of New York                    of New York                    of New York
                                                                 c/o Securities Transfer
      Corporate Actions              Corporate Actions                  Reporting
     40 Campanelli Drive                 Suite 4660                   Services, Inc.
       Boston, MA 02184               P.O. Box 842010          Attention Corporate Actions
                                   Boston, MA 02284-2010      100 Williams Street, Galleria
                                                                    New York, NY 10038

                               OTHER INFORMATION

  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    Corporate Investor Communications, Inc.
                               111 Commerce Road
                           Carlstadt, NJ 07072-2586
                         (201) 896-1900 (for inquiries
                 from broker, dealers, banks, trust companies)
                   (888) 560-9943 (for all other inquiries)

                     The Dealer Manager for the Offer is:
                            [ALLEN & COMPANY LOGO]

                               711 Fifth Avenue
                           New York, New York 10022
                                (212) 832-8000
                                (call collect)